090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160054954-16
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/04/2016 8:00 AM
	Entity Number E0346862011-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ENERGIZER TENNIS INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 Authorized Capital Stock; The company's authorized number of shares of Common stock shall hereby be increased from 100,000,000 shares to 250,000,000 shares at par value $0.001. With no changes to any other classes of the Company's stock
All issued and outstanding shares of Common Stock of the Corporation shall be decreased at the rate of one (1) share for every one (1,000) shares issued and outstanding. No action on the part of the shareholder or the Corporation is necessary, although, through its transfer agent, the shareholder may exchange existing certificates for new certificates representing the appropriate number of shares resulting from the increase.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.